MAVERICK OIL AND GAS, INC. COMPLETES CONVERTIBLE DEBENTURE PLACEMENT AND ISSUES OPERATIONAL UPDATE

Fort Lauderdale, Florida, June 22, 2006

Maverick Oil and Gas, Inc. (OTCBB: MVOG) today announced the closing of a $10 Million institutional private placement and issued an operational update.

Fayetteville Shale Project – Arkansas

The Company is commencing fracture stimulation of its first well in the Fayetteville Shale Project, the Williamson Brothers 1-36H. In addition, the Company has now completed drilling operations including an approximate 2000’ horizontal section on the second well in the project, the Byers 1-3H, which will be fracture stimulated on July 5, 2006. The results of both well tests should be available in the mid to latter part of July.

Barnett Shale Project – Wise County, Texas

The Company has spud the second well on the operated portion of its acreage, the Flowers #1-H, on June 6, 2006. In addition, the first of three successive wells to be drilled on the non-operated portion of the acreage was spud by the operator on June 19, 2006.

Regarding the financing, the Company completed a $10 Million institutional private placement of 9.75% secured convertible secured debentures due June 21, 2007. The debentures are convertible into shares of the Company’s common stock at a conversion price of $o.9376 per share.

Under the purchase agreement for the debentures, the investors also received warrants valid for five years from issue date to purchase up to approximately 18.6

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Tel: 954-463-5707; Fax: 954-463-6260

million shares of common stock at an exercise price of $0.9376 per share. Also, by operation of the anti-dilution provisions of a prior investment made by these investors in January 2006, the exercise price of existing warrants priced at $1.50 and $2.00 per share will be reduced to $.9376 per share and those warrants will result in approximately 9.3 million additional shares of common stock. The purchase agreement calls for the Company to register the shares issuable upon the conversion of the debentures and the exercise of the warrants for resale on behalf of investors. The purchase agreement also requires the Company to sell its Barnett Shale project provided such sale is on commercially reasonable terms acceptable to the Company and the investors, and place the proceeds into escrow for use as a sinking fund for the retirement of the debt.

The debentures, warrants and the common stock issuable upon conversion of the debentures or exercise of the warrants have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction. These securities may not be re-offered or resold in the United States unless the re-offer or resale is registered or unless exemptions from the registration requirements of the Securities Act of 1933 and applicable state laws are available. This press release does not constitute an offer to sell or the solicitation of an offer to purchase securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The Company will file a Form 8-K Current Report with the SEC delineating the transaction in greater detail.

Maverick’s Chief Executive Officer, V. Ray Harlow commented, “The Company intends to use the proceeds from the private placement primarily to continue its ongoing drilling and development efforts in the Fayetteville Shale project in Arkansas and the Barnett Shale project in Texas. We are pleased that existing stakeholders elected to make this investment in the Company.”

About Maverick Oil and Gas, Inc.

We are an early stage independent energy company engaged in oil and gas exploration, exploitation, development and production. We currently participate in these activities through the interests we hold in oil and gas exploration and development projects in Arkansas, Texas and Colorado. Our strategy is to continue the development of our current exploration projects and to expand our operations by acquiring additional exploration opportunities and properties with existing production, taking advantage of the industry experience of our management team and modern techniques such as horizontal drilling and 3D seismic analysis. For more information about the Company, please visit our website at www.maverickoilandgas.com

888 East Las Olas Blvd., Suite 400; Fort Lauderdale, FL 33301

Tel: 954-463-5707; Fax: 954-463-6260

FORWARD LOOKING STATEMENTS

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future results, levels of activity, events, trends or plans. We have based these forward-looking statements on our current expectations and projections about such future results, levels of activity, events, trends or plans. These forward looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, events, trends or plans to be materially different from any future results, levels of activity, events, trends or plans expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as guidance, may, will, should, could, would, expect, plan, anticipate, believe, estimate, continue or the negative of such terms or other such expressions. As they pertain to our business, in general, important factors that could cause our actual results to differ materially from our expectations, include but are not limited to those factors disclosed in our Annual Report on Form 10-KSB, our other filings with the Securities and Exchange Commission, as well as our other public documents and press releases which can be found on our web site (www.maverickoilandgas.com). Readers are cautioned not to place undue reliance on our forward looking statements, as they speak only as of the date made. Such statements are not guarantees of future performance or events and we undertake no obligation to disclose any revision to these forward looking statements to reflect events or circumstances occurring after the date hereof.

For further information, contact:

Barry Gross, Gross Capital, Inc., Investor Relations, Maverick Oil and Gas, Inc.

361-949-4999

888 East Las Olas Blvd., Suite 400; Fort Lauderdale, FL 33301

Tel: 954-463-5707; Fax: 954-463-6260